Leader Funds Trust  485BPOS

Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we consent to the use of our report, dated August 1, 2022, on the annual financial statements and financial highlights of Leader Funds Trust – Leader Capital Short Term High Yield Bond Fund (formerly Leader Short Term High Yield Bond Fund) and Leader Capital High Quality Income Fund (formerly Leader High Quality Floating Rate Fund), (the “Funds”) and to all references to our firm included in or made a part of this Post-Effective Amendment No. 20 under the Securities Act of 1933 and Post-Effective Amendment No. 22 under the Investment Company Act of 1940 to the Funds’ Registration Statement on Form N-1A (File Nos. 333-229484 and 811-23419) including the reference to our firm in the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information of the Fund.

Abington, Pennsylvania May 16, 2023